[Bank of America logo]

March 5, 2007

The Toro Company
8111 Lyndale Avenue
South Bloomington, MN 55420

Attention: Stephen P. Wolfe

Thomas J. Larson

Re: Revolving Credit Facility

Ladies and Gentlemen:

BANK OF AMERICA, N.A. (the “Lender”) is pleased to make available to THE TORO COMPANY, a Delaware corporation (the “Borrower”), a revolving credit facility on the terms and subject to the conditions set forth below. Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

1.	The Facility.

(a)	The Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower until the Maturity Date a revolving credit facility providing for loans (“Loans”) in an aggregate principal amount not exceeding at any time $75,000,000 (the “Commitment”). Within the foregoing limit, the Borrower may borrow, repay and reborrow Loans until the Maturity Date.

(b)	Borrowings, Conversions, Continuations. The Borrower may request that Loans be (i) made as or converted to Base Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, Eurodollar Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. three Business Days prior to the Business Day of the borrowing, continuation or conversion. If the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Eurodollar Rate Loan, the Borrower shall be deemed to have requested that such Loan be converted to a Base Rate Loan on the last day of the applicable Interest Period. If the Borrower requests that a Loan be continued as or converted to a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, the Borrower shall be deemed to have selected an Interest Period of one month. Notices pursuant to this Paragraph 1(b) may be given by telephone if promptly confirmed in writing.

Each Eurodollar Rate Loan shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Base Rate Loan shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000. There shall not be more than eight different Interest Periods in effect at any time.

(c)	Interest. At the option of the Borrower, Loans shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Percentage; or (ii) the Base Rate. Interest on Base Rate Loans when the Base Rate is determined by the Lender’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

The Borrower promises to pay interest (i) for each Eurodollar Rate Loan, (A) on the last day of the applicable Interest Period, and (B) on the date of any conversion of such Loan to a Base Rate Loan; (ii) for Base Rate Loans, on the last Business Day of each calendar quarter; and (iii) for all Loans, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable (in each case without regard to any applicable grace periods), the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus 2%. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of the Loans at a rate per annum equal to the Base Rate plus 2%. Accrued and unpaid interest on past due amounts shall be payable on demand.

In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)	Evidence of Loans. The Loans and all payments thereon shall be evidenced by the Lender’s loan accounts and records; provided, however, that upon the request of the Lender, the Loans may be evidenced by a promissory note in the form of Exhibit B hereto in addition to such loan accounts and records. Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

(e)	Drawn Fee. The Borrower promises to pay a fee equal to the Applicable Rate times the actual daily amount of Loans outstanding, payable in arrears on the last Business Day of each calendar quarter and on the Maturity Date, and calculated on the basis of a year of 360 days and actual days elapsed.

(f)	Repayment. The Borrower promises to pay all Loans then outstanding on the Maturity Date.

The Borrower shall make all payments required hereunder not later than 2:00 p.m. on the date of payment in same day funds in Dollars at the office of the Lender as set forth in Schedule 11.02 to the Incorporated Agreement or such other address as the Lender may from time to time designate in writing.

All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or in which its principal office is located or any political subdivision thereof).

(g)	Prepayments. The Borrower may, upon three Business Days’ notice, in the case of Eurodollar Rate Loans, and upon same-day notice in the case of Base Rate Loans, prepay Loans on any Business Day; provided that the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid. Prepayments of Eurodollar Rate Loans must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Prepayments of Base Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000, or, if less, the entire principal amount thereof then outstanding.

(h)	Commitment Reductions. The Borrower may, upon five Business Days’ notice, reduce or cancel the undrawn portion of the Commitment, provided, that the amount of such reduction is not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.	Conditions Precedent to Loans.

(a)	Conditions Precedent to Initial Loan. As a condition precedent to the initial Loan hereunder, the Lender must receive the following from the Borrower in form satisfactory to the Lender:

(i)	the enclosed duplicate of this Agreement duly executed and delivered on behalf of the Borrower;

(ii)	a certified borrowing resolution or other evidence of the Borrower’s authority to borrow;

(iii)	a certificate of incumbency;

(iv)	if requested by the Lender, a promissory note as contemplated in Paragraph 1(d) above; and

(v)	such other documents and certificates (including legal opinions) as the Lender may reasonably request.

(b)	Conditions to Each Borrowing. As a condition precedent to each borrowing (including the initial borrowing) of any Loan:

(i)	The Borrower must furnish the Lender with, as appropriate, a notice of borrowing;

(ii)	each representation and warranty set forth in Paragraph 3 below shall be true and correct in all material respects as if made on the date of such borrowing; and

(iii)	no Default shall have occurred and be continuing on the date of such borrowing.

Each notice of borrowing shall be deemed a representation and warranty by the Borrower that the conditions referred to in clauses (ii) and (iii) above have been met.

3.	Representations and Warranties. The Borrower represents and warrants that:

(a)	Existence and Qualification; Power; Compliance with Laws. It (i) is a corporation duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation, (ii) has the power and authority and the legal right to (A) own and operate its properties, to lease the properties it operates and to conduct its business and (B) execute, deliver and perform its obligations under the Loan Documents, (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (iv) is in compliance with all laws, except in each case referred to in clause (iii) or clause (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)	Power; Authorization; Enforceable Obligations. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower are within its powers and have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other Loan Documents are not in contravention of law or of the terms of the Borrower’s organic documents and will not result in the breach of or constitute a default under, or result in the creation of a lien under any indenture, agreement or undertaking to which the Borrower is a party or by which it or its property may be bound or affected.

(c)	Financial Statements; No Material Adverse Effect. The audited consolidated balance sheet and statements of earnings and cash flow of the Borrower and its Subsidiaries as of October 31, 2006, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as of such date in accordance with generally accepted accounting principles applied on a consistent basis, and since such date, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

(d)	No Material Litigation. No litigation or governmental proceeding is pending or, to the best knowledge of the Borrower, threatened by or against the Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(e)	No Default. No Default has occurred and is continuing.

(f)	Use of Proceeds. The proceeds of the Loans will be used solely for general corporate purposes and in accordance with requirements of law, and will not be used, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(g)	ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Federal or state law, including all requirements under the Code or ERISA for filing reports, and benefits have been paid in accordance with the provisions of such Plan except where the failure to be in compliance in all material respects could not reasonably be expected to have a Material Adverse Effect.

(h)	Environmental Compliance. The Borrower conducts in the ordinary course of business a review of the effect of existing environmental laws and claims alleging potential liability or responsibility for violation of any environmental law on their respective businesses, operations and properties, and as a result thereof the Borrower have reasonably concluded that such environmental laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)	Full Disclosure. No statement (whether written or oral) made by the Borrower to the Lender in connection with this Agreement (including the negotiation hereof), or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.	Covenants. So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied and the Commitment has not been terminated, the Borrower shall comply with all the covenants and agreements applicable to it contained in Articles VI (Affirmative Covenants) and VII (Negative Covenants) of the Incorporated Agreement, including for purposes of this Paragraph 4 each Additional Incorporated Agreement Covenant. The covenants and agreements of the Borrower referred to in the preceding sentence (including all exhibits, schedules and defined terms referred to therein) are hereby (or, in the case of each Additional Incorporated Agreement Covenant, shall, upon its effectiveness, be) incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:

(a)	all references to “this Agreement” shall be deemed to be references to this Agreement;

(b)	all references to “the Company” shall be deemed to be references to the Borrower;

(c)	all references to “the Administrative Agent”, “the Lenders” and the “Required Lenders” shall be deemed to be references to the Lender;

(d)	all references to “Default” and “Event of Default” shall be deemed to be references to a Default and an Event of Default, respectively; and

(e)	all references to “Revolving Loans” shall be deemed to be references to the Loans.

All such covenants and agreements so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

Any financial statements, certificates or other documents received by the Lender under the Incorporated Agreement shall be deemed delivered hereunder.

5.	Events of Default. The following are “Events of Default:”

(a)	The Borrower fails to pay any principal of any Loan as and on the date when due; or

(b)	The Borrower fails to pay any interest on any Loan, or any drawn fee due hereunder, or any portion thereof, within five days after the date when due; or the Borrower fails to pay any other fee or amount payable to the Lender under any Loan Document, or any portion thereof, within five days after the date due; or

(c)	The Borrower fails to comply with any covenant or agreement incorporated herein by reference pursuant to Paragraph 4 above, subject to any applicable grace period and/or notice requirement set forth in Section 8.01 of the Incorporated Agreement (it being understood and agreed that any such notice requirement shall be met by the Lender’s giving the applicable notice to the Borrower hereunder); or

(d)	Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)	Any “Event of Default” specified in Section 8.01 of the Incorporated Agreement (including for purposes of this Paragraph 5(e) each Additional Incorporated Agreement Event of Default) occurs and is continuing, without giving effect to any waiver or amendment thereof pursuant to the Incorporated Agreement, it being agreed that each such “Event of Default” shall survive any termination, cancellation, discharge or replacement of the Incorporated Agreement.

Upon the occurrence of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

6.	Miscellaneous.

(a)	All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles consistently applied.

(b)	All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of Central time.

(c)	The Borrower shall be obligated to pay all Breakage Costs.

(d)	If at any time the Lender, in its sole discretion, determines that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of making such Loans, the Lender’s obligation to make or maintain Eurodollar Rate Loans shall cease for the period during which such circumstance exists.

(e)	The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law. The Lender agrees to take reasonable steps to reduce the amount of such costs, losses or payments, provided that Lender shall not be required to take any such step, if in Lender’s sole discretion the Lender would suffer any economic, legal or regulatory disadvantage in connection therewith.

(f)	No amendment or waiver of any provision of this Agreement (including any provision of the Incorporated Agreement incorporated herein by reference pursuant to Paragraph 4 above and any waiver of Paragraph 5(d) or Paragraph 5(e) above) or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(g)	Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to Paragraph 1(b) hereof shall be effective only upon receipt. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

(h)	This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if a Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

(i)	The Borrower shall pay the Lender, on demand, all reasonable out-of-pocket expenses (including the fees, charges and disbursements of any counsel for the Lender) incurred by the Lender in connection with the enforcement of this Agreement or any instruments or agreements executed in connection herewith.

(j)	The Borrower shall indemnify and hold harmless the Lender, its affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against the Lender for breach in bad faith of the Lender’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The agreements in this Paragraph 6(j) shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under the Loan Documents. All amounts due under this Paragraph 6(j) shall be payable within ten Business Days after demand therefor.

(k)	(i) The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under or any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower provided that such source is not bound by a confidentiality agreement with the Borrower known to the Lender. For the purposes of this section, “Information” means all information received from the Borrower relating to the Borrower or any of its businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(l)	If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(m)	This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(n)	THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(o)	THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(p)	The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

(q)	THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than March 5, 2007.

BANK OF AMERICA, N.A.

By: /s/ Charles R. Dickerson
Name: Charles R. Dickerson
Title: Managing Director

Accepted and Agreed to as of the date first written above:

THE TORO COMPANY

By:      /s/ Stephen P. Wolfe

Name: Stephen P. Wolfe
Title: Vice President of Finance and Chief Financial Officer

Date: March 5, 2007

By:      /s/ J. Lawrence McIntyre _

Name: J. Lawrence McIntyre
Title: Vice President, Secretary, and General Counsel

Date: March 5, 2007

EXHIBIT A

DEFINITIONS

Additional Incorporated Agreement Covenant: Additional Incorporated Agreement Event of Default: Affiliate: Agreement: Applicable Rate
A covenant or agreement that is added to Article VI (Affirmative Covenants) or VII (Negative
Covenants) of the Incorporated Agreement after the date hereof, as such covenant or agreement is in effect on the date so added, without giving effect to any subsequent amendment or other modification thereof.

An “Event of Default” that is added to Section 8.01 of the Incorporated Agreement after the date hereof, as such “Event of Default” is in effect on the date so added, without giving effect to any subsequent amendment or other modification thereof.
Has the meaning set forth in the Incorporated Agreement.
This letter agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.
The following percentages per annum, based upon (i) the ratio of (A) total Indebtedness to
(B) the sum Consolidated EBIT plus depreciation and amortization expense for such period, and
(ii) the Debt Rating as set forth below:

Applicable Rate

	Total Indebtedness
Pricing	to Consolidated
Level	EBITDA Ratio	Debt Ratings S&P/Moody’s	Drawn Fee	Eurocurrency Rate
1	Less than or equal to 0.50x	≥ BBB+/Baa1	0.100%	0.400%

2	Less than or equal to 1.50x but greater than 0.50x	BBB/Baa2	0.125%	0.500%

3	Less than or equal to 2.00x but greater than 1.50x	BBB-/Baa3	0.150%	0.600%

4	Greater than 2.00x	≤ BB+/Ba1	0.175%	0.700%

Base Rate: Base Rate Loan: Breakage Costs: Business Day: Code: Default: Dollar or $: Environmental Laws: Environmental Liability: ERISA: Eurodollar Rate:	For the purposes of this definition, capitalized terms not otherwise defined herein shall have the meanings as specified therefor in the Incorporated Agreement as in effect on the date hereof without giving effect to any amendments after the date hereof.
For any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus
1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate.” The Lender’s prime rate is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.
A Loan bearing interest based on the Base Rate.
Any loss, cost or expense incurred by the Lender (including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(ii) any failure by the Borrower (for a reason other than the failure of the Lender to make a
Loan when all conditions to making such Loan have been met by the Borrower in accordance with the terms hereof) to prepay, borrow, continue or convert any Eurodollar Rate Loan on a date or in the amount notified by the Borrower. The certificate of the Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.
Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the state where the
Lender’s lending office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the
London interbank eurodollar market.
The Internal Revenue Code of 1986, as amended from time to time.
Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
The lawful currency of the United States of America.
Any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
Any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b)
the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous
Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any
Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
The Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.
For any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined pursuant to the following formula:
Eurodollar Rate = Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Lender and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Eurodollar Rate Loan: Event of Default:	A Loan bearing interest based on the Eurodollar Rate. Has the meaning set forth in Paragraph 5.

Federal Funds Rate: Hazardous Materials: Incorporated Agreement: Indemnitee:	For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate
(rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.
All explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
The Credit Agreement, dated as of September 8, 2004, among the Borrower, Toro Credit Company,
Toro Manufacturing LLC, Exmark Manufacturing Company Incorporated, Toro International Company
Tover Overseas, B.V., Toro Factoring Company Limited, Bank of America, as Administrative Agent,
Swing Line Lender and L/C Issuer, and the Lenders party thereto (as amended by Amendment No. 1 to
Credit Agreement dated as of October 25, 2005, Amendment No. 2 to Credit Agreement dated as of
January 10, 2007, and as from time to time further amended, modified, supplemented, restated, or amended and restated). Unless otherwise specified herein, all references to the Incorporated
Agreement shall mean the Incorporated Agreement as in effect on the date hereof, without giving effect to any amendment, supplement or other modification thereto or thereof after the date hereof.
Has the meaning set forth in Paragraph 6(j).

Interest Period:	For each Eurodollar Rate Loan, (a) initially, the period commencing on the date the Eurodollar
Rate Loan is disbursed or converted from a Base Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Maturity Date and (y) one, two or three months thereafter, as requested by the
Borrower; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

Loan Documents: Material Adverse Effect: Maturity Date: Person: Plan: Subsidiary:	This Agreement, and the promissory note and
fee letter, if any, delivered in connection
with this Agreement.
(a) A material impairment of the ability of
the Borrower to perform its obligations
under any Loan Document; or (b) a material
adverse effect upon the legality, validity,
binding effect or enforceability against
the Borrower of any Loan Document.
June 4, 2007, or such earlier date on which
the Commitment may terminate in accordance
with the terms hereof.
Any natural person, corporation, limited
liability company, trust, joint venture,
association, company, partnership,
governmental authority or other entity.
Any employee benefit plan maintained or
contributed to by the Borrower or by any
trade or business (whether or not
incorporated) under common control with the
Borrower within the meaning of Section
414(b) or (c) of the Code (and Sections
414(m) and (o) of the Code for purposes of
provisions relating to Section 412 of the
Code) and insured by the Pension Benefit
Guaranty Corporation under Title IV of
ERISA.
With respect to any Person, a corporation,
partnership, joint venture, limited
liability company or other business entity
of which a majority of the shares of
securities or other interests having
ordinary voting power for the election of
directors or other governing body (other
than securities or interests having such
power only by reason of the happening of a
contingency) are at the time beneficially
owned, or the management of which is
otherwise controlled, directly, or
indirectly through one or more
intermediaries, or both, by such Person.
Unless otherwise specified, all references
herein to a “Subsidiary” or to
“Subsidiaries” refer to a Subsidiary or
Subsidiaries of the Borrower.

EXHIBIT B

FORM OF PROMISSORY NOTE

March 5, 2007

FOR VALUE RECEIVED, the undersigned, THE TORO COMPANY, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A. (the “Lender”) the principal amount of all Loans made by the Lender to the Borrower pursuant to the letter agreement, dated as of even date herewith (such letter agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the “Agreement”), between the Borrower and the Lender, on the Maturity Date. The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

The loan account records maintained by the Lender shall at all times be conclusive evidence, absent manifest error, as to the amount of the Loans and payments thereon; provided, however, that any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

This promissory note is the promissory note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loans evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loans prior to the maturity thereof upon the terms and conditions therein specified.

Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein. This promissory note shall be governed by, and construed in accordance with, the laws of the State of New York.

THE TORO COMPANY

By:      /s/ Stephen P. Wolfe
Name: Stephen P. Wolfe
Title: Vice President of Finance and Chief
Financial Officer

By:      /s/ J. Lawrence McIntyre _
Name: J. Lawrence McIntyre
Title: Vice President, Secretary, and General
Counsel